                                                                  EXHIBIT 12.1


                            SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)
                                   (Unaudited)

                                         NINE MONTHS
                                           ENDED
                                        SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                     -------------------     -------------------------------------------
                                       1997       1996         1996        1995       1994        1993(1)
                                     ---------  ---------    ---------   ---------  ---------   ---------
Net earnings from operations......   $  34,722  $  25,273    $  32,998   $  19,639  $   9,926   $      38
Add:
    Interest expense..............      14,572     11,824       16,181      19,042      9,240           0
                                     ---------   ---------   ---------   ---------   ---------  ---------
Earnings, as adjusted.............   $  49,294  $  37,097    $  49,179   $  38,681  $  19,166   $      38
                                     =========  =========    =========   =========  =========   =========

Fixed charges:
    Interest expense..............   $  14,572  $  11,824    $  16,181   $  19,042  $   9,240   $      0
    Capitalized interest..........       7,653      7,587       10,250       4,404        793          0
                                     ---------  ---------    ---------   ---------  ---------   ---------
    Total fixed charges...........   $  22,225  $  19,411    $  26,431   $  23,446  $  10,033   $      0
                                     =========  =========    =========   =========  =========   =========
Ratio of earnings to fixed
   charges........................         2.2        1.9          1.9         1.7        1.9        N/A
                                     =========  =========    =========   =========  =========   =========

(1)  For the period from inception (October 26, 1993) to December 31, 1993.